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                                                                    Exhibit 99.1
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[FISHER SCIENTIFIC
INTERNATIONAL LOGO]

NEWS RELEASE

Media Contact:                           Investor Contact:
Gia L. Oei, 603-929-2489                 Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com         E-mail: Carolyn.Miller@nh.fishersci.com


                FISHER SCIENTIFIC TO ACQUIRE OXOID AND DHARMACON;
                       COMPANY INCREASES EARNINGS GUIDANCE

      Acquisitions Strengthen Fisher's Position in the Life-Science Market;
                 Company to Host Conference Call at 5 p.m. Today

HAMPTON, N.H., Feb. 11, 2004-- Fisher Scientific International Inc. (NYSE: FSH) announced today that it has entered into definitive agreements to acquire privately held Oxoid Group Holdings Limited for $330 million and privately held Dharmacon, Inc. for $80 million in cash.

The acquisitions of Oxoid and Dharmacon strengthen Fisher's leadership position in the rapidly growing life-science market and further expand the company's biochemicals business, which includes Perbio Science. Fisher expects that the acquisitions will enhance its proprietary-product portfolio, increase its margins and be accretive to earnings.

Oxoid, with revenues of $155 million, is one of the world's leading manufacturers of microbiological culture media and other products that test for bacterial contamination. Oxoid's products are used in microbiology research laboratories and also in biopharmaceutical production and process validation. The market in which Oxoid participates is estimated to be growing at 5 to 10 percent annually.

With revenues of $17 million, Dharmacon is the global leader in RNA technology, including RNA interference (RNAi) and small interfering RNA (siRNA). RNAi is a powerful tool for life-science research that increases the efficiency of the drug-discovery process. RNAi and the design and production of siRNA are among the most active areas of biological research today.

"When we acquired Perbio Science last year, we articulated our intention to expand our presence in the life-science market," said Paul M. Montrone, chairman and chief executive officer of Fisher Scientific. "With Oxoid and Dharmacon, we now have a $700 million life-science footprint and are uniquely positioned to offer our customers products and services across the entire life-science spectrum -- including tools used by researchers studying DNA, RNA and proteins. The acquisitions enable us to build on existing capabilities within our cell-culture and bioresearch businesses. With Fisher's powerful channel position, we believe that Oxoid and Dharmacon can capture untapped growth opportunities."

FINANCIAL BENEFITS

"Oxoid and Dharmacon bolster our proprietary-product offering and provide an opportunity for us to enhance margins and accelerate earnings growth," said Paul Meister, vice chairman of Fisher Scientific. "We anticipate sales of higher-margin, proprietary products to increase from 45 percent to approximately 50 percent of total sales as a result of these acquisitions.





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Fisher Scientific to Acquire Oxoid and Dharmacon - 2

"Fisher has a solid track record of acquiring companies. Our most recent acquisition, Perbio, is already making a strong contribution to our earnings. Given the complementary nature of Oxoid and Dharmacon with Fisher and the solid management team at both companies, we expect to realize the benefits of these acquisitions quickly and seamlessly," continued Mr. Meister.

Fisher anticipates that the transactions will result in:

- EARNINGS GROWTH. Excluding estimated one-time costs of $15 million related to inventory step-up amounts, Fisher expects the transactions to be 5 cents to 7 cents accretive in 2004 and 10 cents to 15 cents accretive in 2005. Fisher expects 2004 earnings per share to be $2.75 to $2.87 and 2005 earnings per share to be $3.30 to $3.50, based on a diluted share count of
     68.5 million and 69.5 million in 2004 and 2005, respectively. These share amounts exclude the effect of the potential conversion of Fisher's 2.5 percent senior contingent convertible notes.

- REVENUE GROWTH. Fisher expects 2004 revenue growth of approximately 13.5 percent to 15.5 percent, with approximately 3.5 points of this growth from these acquisitions. For 2005, Fisher expects revenue growth of approximately 7.5 percent to 9.5 percent, with 1.5 points of growth from these acquisitions.

- IMPROVED MARGINS. Fisher expects the acquisitions to have a positive effect on operating margins. The company projects that operating margins will increase and be in the range of 8.7 percent to 8.9 percent in 2004 and 9.1 percent to 9.3 percent in 2005; and

- STRENGTHENED OPERATING CASH FLOW. Fisher anticipates cash flow from operations to total $285 million to $305 million in 2004, as a result of the acquisitions announced today. Free cash flow in 2004 is expected to be approximately $205 million to $225 million.

Fisher expects to fund the acquisitions with a combination of cash, bank and other debt. As a result of the transactions, the company's Dec. 31, 2003, proforma debt-to-EBITDA ratio is expected to be approximately 4.2 times. Through Fisher's strong operating cash flow and a focus on debt reduction, Fisher anticipates returning to pre-transaction leverage ratio levels by the middle of this year.

STRATEGIC BENEFITS

The acquisitions of Oxoid and Dharmacon provide Fisher with an expanded platform to offer a full range of life-science products, services and systems. In addition, the acquisitions:

- SIGNIFICANTLY ENHANCE FISHER'S POSITION IN THE LIFE-SCIENCE MARKET. The addition of Oxoid and Dharmacon to Fisher's biochemicals business creates a $700 million life-science footprint with more than 375 technically trained sales specialists. Oxoid strengthens Fisher's position in the microbiology market, including the growing areas of food and pharmaceutical testing. It also provides the company with significant opportunities in the areas of biopharmaceutical production and process validation. Dharmacon's RNA technology enhances Fisher's current capabilities in DNA synthesis, protein production and protein analysis and strengthens the company's drug-discovery product portfolio.

- EXPAND FISHER'S PROPRIETARY PRODUCT PORTFOLIO. Fisher anticipates sales of higher-margin, proprietary products to increase from 45 percent to nearly 50 percent of annual sales.

- STRENGTHEN FISHER'S PRESENCE WORLDWIDE. Oxoid has operations in 15 countries and manufacturing facilities in the United Kingdom, Germany and Australia. Oxoid will enhance the position of Fisher's international operations.






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Fisher Scientific to Acquire Oxoid and Dharmacon - 3

APPROVALS

The transactions are subject to customary regulatory approvals and are expected to close by the end of the first quarter.

LIVE CONFERENCE CALL AND WEBCAST AT 5 P.M. EST TODAY

Fisher Scientific will also host a live conference call and webcast at 5 p.m. EST today to provide more information on the acquisitions of Oxoid and Dharmacon and respond to any questions.

Conference Call Details

Dial-in:          800-299-8538      Domestic
                  617-786-2902      International
                  Passcode:         94772092

Replay dial-in:   888-286-8010      Domestic
                  617-801-6888      International
                  Passcode:         50521957

                  The replay will be available for two weeks following the conference call.

Webcast: Log onto www.fisherscientific.com at least 15 minutes prior to the call to provide enough time to download any necessary software. The webcast will be listen-only, and will be archived until March 12.

ABOUT OXOID

Oxoid, with sales and operations in Europe, North and South America and Australia, is one of the world's leading manufacturers of microbiological culture media and other diagnostic products. Oxoid's products are used in microbiology laboratories, food testing, and biopharmaceutical production and process validation to isolate and identify bacteria or other organisms. Through its rigorous attention to quality and service, Oxoid has earned an unparalleled reputation for helping its customers ensure that their products are free from bacterial contamination. The company is headquartered in Basingstoke, England.

ABOUT DHARMACON

Based in Lafayette, Colo., Dharmacon, Inc. is a leading provider of reliable and high quality RNA oligonucleotides, small interfering RNA (siRNA) and related RNA-interference (RNAi) products and technologies to the life-sciences industry. Using its core expertise in chemistry, biology, bioinformatics and production, Dharmacon has pioneered a custom siRNA design service for maximizing the efficiency of gene silencing, a powerful and increasingly widely-used new technology based on siRNA.












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Fisher Scientific to Acquire Oxoid and Dharmacon - 4


ABOUT FISHER SCIENTIFIC INTERNATIONAL INC.

As a world leader in serving science, Fisher Scientific International Inc. (NYSE: FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. Fisher's customers include pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals and reference labs; quality-control, process-control and R&D labs in various industries; as well as government and first responders. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company's Web site at www.fisherscientific.com.


Forward-looking statements

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.



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